Exhibit 10.1

EMPLOYMENT AGREEMENT

COINSTAR, INC.

and

RANDALL J. FAGUNDO

Effective as of July 7, 2006

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”), effective as of July 7, 2006 (the “Effective Date”), between Coinstar, Inc., a Delaware corporation (“Employer”), and Randall J. Fagundo (“Employee”);

W I T N E S S E T H:

WHEREAS, Employer and Employee wish to document certain understandings and agreements; and

WHEREAS, Employer desires to employ Employee upon the terms and conditions set forth herein; and

WHEREAS, Employee is willing to provide services to Employer upon the terms and conditions set forth herein;

A G R E E M E N T S:

NOW, THEREFORE, for and in consideration of the foregoing premises and for other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, Employer and Employee hereby agree as follows:

1.	POSITION

1.1	Employment

Employer will employ Employee and Employee will provide services to Employer as its Senior Vice President and General Manager of Entertainment.

1.2	Attention and Effort

Employee will devote all of his productive time, ability, attention and effort to Employer’s business and will skillfully serve its interests during the Term (as defined below).

1.3	Term

Employee’s term of employment as Senior Vice President and General Manager of Entertainment under this Agreement shall begin as of the Effective Date and shall continue until terminated pursuant to paragraph 2 of this Agreement (the “Term”).

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1.4	Compensation

During the Term, Employer agrees to pay or cause to be paid to Employee, and Employee agrees to accept in exchange for the services rendered hereunder by him, the following compensation:

(a)	Base Salary

Employee’s compensation as Senior Vice President and General Manager of Entertainment shall consist, in part, of an annual base salary of three hundred twenty five thousand dollars ($325,000) before all customary payroll deductions. Such annual base salary shall be paid in substantially equal installments and at the same intervals as other officers of Employer are paid. Employee’s salary shall be reviewed by Employer’s Compensation Committee as appropriate to determine in its discretion whether it is appropriate to increase the base salary.

(b)	Bonus

Employee shall be eligible for cash bonuses consistent with the existing program for executive officers, provided performance targets applicable to such bonuses are met, and, provided further, any such bonus shall be pro-rated in the event of a termination without Cause.

1.5	Benefits

During the Term, Employee will be entitled to participate, subject to and in accordance with applicable eligibility requirements, in fringe benefit programs as shall be provided from time to time by, to the extent required, action of Employer’s Board of Directors.

2.	TERMINATION

Employment of Employee pursuant to this Agreement may be terminated as follows, but in any case, the provisions of paragraph 4 hereof shall survive the termination of this Agreement and the termination of Employee’s employment hereunder:

2.1	By Employer

With or without Cause (as defined below), Employer may terminate the employment of Employee at any time during the term of employment upon giving Notice of Termination (as defined below).

2.2	By Employee

Employee may terminate his employment at any time, for any reason, upon giving Notice of Termination.

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2.3	Automatic Termination

This Agreement and Employee’s employment hereunder shall terminate automatically upon the death or total disability of Employee. The term “total disability” as used herein shall mean Employee’s inability to perform the duties set forth in paragraph 1 hereof for a period or periods aggregating 180 calendar days in any 12-month period as a result of physical or mental illness, loss of legal capacity or any other cause beyond Employee’s control, unless Employee is granted a leave of absence by the Employer. Employee and Employer hereby acknowledge that Employee’s ability to perform the duties specified in paragraph 1 hereof is of the essence of this Agreement. Termination hereunder shall be deemed to be effective (a) at the end of the calendar month in which Employee’s death occurs or (b) immediately upon a determination by the Employer of Employee’s total disability, as defined herein.

2.4	Notice

The term “Notice of Termination” shall mean at least 30 days’ written notice of termination of Employee’s employment, during which period Employee’s employment and performance of services will continue; provided, however, that Employer may, upon notice to Employee and without reducing Employee’s compensation during such period, excuse Employee from any or all of his duties during such period. The effective date of the termination of Employee’s employment hereunder shall be the date on which such 30-day period expires.

3.	TERMINATION PAYMENTS

In the event of termination of the employment of Employee during the Term, all compensation and benefits set forth in this Agreement shall terminate except as specifically provided in this paragraph 3:

3.1	Termination by Employer

If Employer terminates Employee’s employment without Cause during the Term, Employee shall be entitled to receive (a) termination payments equal to twelve (12) months’ annual base salary, and (b) any unpaid annual base salary which has accrued for services already performed as of the date termination of Employee’s employment becomes effective. Such payment shall be provided in equal monthly installments, less applicable deductions and tax withholding, at regular payroll intervals. Employee shall also be entitled to payment of a pro-rated cash bonus consistent Section 1.3(b). Any pro-rated bonus payment due Employee shall be calculated and paid at the same time as the Company’s other executive officers. Employer agrees to continue Employee’s health insurance benefits, including current dependent coverage, for twelve (12) months following the date the Employee is terminated without Cause. Thereafter Employee may self-pay health insurance under COBRA if Employee elects to do so. All other Employer benefits cease on the date of termination without Cause. If Employee is terminated by Employer for Cause during the Term, Employee shall not be entitled to receive any of the foregoing benefits, other than those set forth in Section 3.1(b) above.

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3.2	Termination by Employee

In the case of the termination of Employee’s employment by Employee, Employee shall not be entitled to any payments hereunder, other than those set forth in Section 3.1(b) hereof if such termination occurs during the Term.

3.3	Payment Schedule

All payments under this paragraph 3 shall be made to Employee at the same interval as payments of salary were made to Employee immediately prior to termination.

3.4	Cause

Wherever reference is made in this Agreement to termination being with or without Cause, “Cause” is limited to the occurrence of one or more of the following events:

(a) Failure or refusal to carry out the lawful duties of Employee described in Section 1 hereof or any directions of the Board of Directors of Employer, which directions are reasonably consistent with the duties herein set forth to be performed by Employee;

(b) Violation by Employee of a state or federal criminal law involving the commission of a crime against Employer or a felony;

(c) Current use by Employee of illegal substances; deception, fraud, misrepresentation or dishonesty by Employee; any act or omission by Employee which substantially impairs Employer’s business, good will or reputation; or

(d) Any other material violation of any provision of this Agreement.

4.	NONCOMPETITION, NONDISCLOSURE AND NONDISPARAGEMENT

(a) The nature of Employee’s employment with Employer has given Employee access to trade secrets and confidential information, including information about its technology and customers. Therefore, during the one (1) year following termination of employment for whatever reason, Employee will not engage in, be employed by, perform services for, participate in the ownership, management, control or operation of, or otherwise be connected with, either directly or indirectly, any business or activity whose efforts are in competition with (i) the products or services manufactured or marketed by Employer at the time of this Agreement, or (ii) the products or services which have been under research or development by Employer during the term of Employee’s employment, and which Employer has demonstrably considered for further development or commercialization, including but not limited to, coin operated amusement vending machines. The geographic scope of this restriction shall extend to anywhere Employer is doing business, has done business or intends to do business. Employee acknowledges that the restrictions are reasonable and necessary for protection of the business and goodwill of Employer.

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If, within one year of the date of termination, Employee violates this paragraph 4, Employee shall forfeit any remaining termination payments provided under paragraph 3.

(b) Employee further agrees that he will not at any time disclose confidential information about Employer relating to its business, technology, practices, products, marketing, sales, services, finances or legal affairs.

(c) Following termination of Employee for any reason, Employee and Employer shall refrain from making any derogatory comment in the future to the press or any individual or entity regarding the other that relates to their activities or relationship prior to the date of termination, which comment would likely cause material damage or harm to the business interests or reputation of Employee or Employer. Employee acknowledges that the non-disparagement provisions of this Section 4(c) are essential to Employer, that Employer would not enter into this Agreement if it did not include this Section 4(c), and that damages sustained by Employer as a result of a breach of this Section 4(c) cannot be adequately quantified or remedied by damages alone. Accordingly, Employer shall be entitled to injunctive and other equitable relief to prevent or curtail any breach of this Section 4(c).

5.	REPRESENTATIONS AND WARRANTIES OF EMPLOYEE

5.1 Effective as of the Effective Date, Employee represents and warrants that neither the execution nor the performance of this Agreement by Employee will violate or conflict in any way with any other agreement by which Employee may be bound, or with any other duties imposed upon Employee by corporate or other statutory or common law.

5.2 Effective as of the Effective Date, Employee represents and warrants that the Employment Agreement, dated July 7, 2004 between American Coin Merchandising, Inc. (n/k/a Coinstar Entertainment Services Inc.) and Employee has been terminated and that Employee has waived any right to payment under such agreement. Employee further represents and warrants that no payment has been made or is owed by Employer or any affiliate of Employer pursuant to such agreement.

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6.	FORM OF NOTICE

All notices given hereunder shall be given in writing, shall specifically refer to this Agreement and shall be personally delivered or sent by registered or certified mail, return receipt requested, at the address set forth below or at such other address as may hereafter be designated by notice given in compliance with the terms hereof:

If to Employee:	Randall J. Fagundo

Copy to:	Cooley Godward LLP

If to Employer:	Coinstar, Inc.
1800 114th Avenue SE
Bellevue, WA 98004
	Attn:	Chairman of the Board of Directors
	cc:	General Counsel

Copy to:	Perkins Coie LLP
Attn: Lynn Hvalsoe
1201 Third Ave., 48th Floor
Seattle, WA 98101-3099

If notice is mailed, such notice shall be effective upon mailing, or if notice is personally delivered, it shall be effective upon receipt.

7.	ASSIGNMENT

This Agreement is personal to Employee and shall not be assignable by Employee. Employer may assign its rights hereunder to (a) any corporation or other entity resulting from any merger, consolidation or other reorganization to which Employer is a party or (b) any corporation, partnership, association or other person to which Employer may transfer all or substantially all of the assets and business of Employer existing at such time. All of the terms and provisions of this Agreement shall be binding upon and shall inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns.

8.	WAIVERS

No delay or failure by any party hereto in exercising, protecting or enforcing any of its rights, titles, interests or remedies hereunder, and no course of dealing or performance with respect thereto, shall constitute a waiver thereof. The express waiver by a party hereto of any right, title, interest or remedy in a particular instance or circumstance shall not constitute a waiver thereof in any other instance or circumstance. All rights and remedies shall be cumulative and not exclusive of any other rights or remedies.

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9.	ARBITRATION

Any controversies or claims arising out of or relating to this Agreement shall be fully and finally settled by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association then in effect (the “AAA Rules”), conducted by one arbitrator either mutually agreed upon by Employer and Employee or chosen in accordance with the AAA Rules, except that the parties thereto shall have any right to discovery as would be permitted by the Federal Rules of Civil Procedure for a period of 90 days following the commencement of such arbitration and the arbitrator thereof shall resolve any dispute which arises in connection with such discovery. The prevailing party shall be entitled to costs, expenses and reasonable attorneys’ fees, and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. This provision shall not preclude Employer from seeking court enforcement or relief based upon an alleged violation of Employee’s obligations under any noncompetition or non-disclosure agreement.

10.	AVAILABILITY AND CONSULTATION

If Employee’s employment with Employer terminates for any reason, Employee will thereafter make himself reasonably available to Employer and counsel for Employer for the purpose of enabling Employer to defend against any legal claims in which Employer determines he may have knowledge or information. Employer will reimburse Employee for reasonable out-of-pocket expenses incurred in connection with any consultations under this Section 10.

11.	AMENDMENTS IN WRITING

No amendment, modification, waiver, termination or discharge of any provision of this Agreement, nor consent to any departure therefrom by either party hereto, shall in any event be effective unless the same shall be in writing, specifically identifying this Agreement and the provision intended to be amended, modified, waived, terminated or discharged and signed by Employer and Employee, and each such amendment, modification, waiver, termination or discharge shall be effective only in the specific instance and for the specific purpose for which given. No provision of this Agreement shall be varied, contradicted or explained by any oral agreement, course of dealing or performance or any other matter not set forth in an agreement in writing and signed by Employer and Employee.

12.	APPLICABLE LAW

This Agreement shall in all respects, including all matters of construction, validity and performance, be governed by, and construed and enforced in accordance with, the laws of the state of Washington, without regard to any rules governing conflicts of laws.

13.	SEVERABILITY

If any provision of this Agreement shall be held invalid, illegal or unenforceable in any jurisdiction, for any reason, including, without limitation, the duration of such provision, its geographical scope or the extent of the activities prohibited or required by it, then, to the

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full extent permitted by law (a) all other provisions hereof shall remain in full force and effect in such jurisdiction and shall be liberally construed in order to carry out the intent of the parties hereto as nearly as may be possible, (b) such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of any other provision hereof, and (c) any court or arbitrator having jurisdiction thereover shall have the power to reform such provision to the extent necessary for such provision to be enforceable under applicable law.

14.	HEADINGS

All headings used herein are for convenience only and shall not in any way affect the construction of, or be taken into consideration in interpreting, this Agreement.

15.	COUNTERPARTS

This Agreement, and any amendment or modification entered into pursuant to paragraph 11 hereof, may be executed in any number of counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original and all of which counterparts, taken together, shall constitute one and the same instrument.

16.	ENTIRE AGREEMENT

Except for the Proprietary Information and Invention Agreement executed by Employee on July 7, 2004, this Agreement sets forth the entire understanding between Employee and Employer, superseding any prior agreements or understandings, express or implied, pertaining to the terms of Employee’s employment with Employer. Employee acknowledges that in executing this Agreement, he does not rely upon any representation or statement by any representative or agent of Employer concerning the subject matter of this Agreement.

IN WITNESS WHEREOF, the parties have executed and entered into this Agreement on the date set forth below.

COINSTAR, INC.

/s/ Randall J. Fagundo	By:	/s/ David W. Cole
RANDALL J. FAGUNDO	Its Chief Executive Officer
Date: 6/27/06	Date: 6/28/06

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